Exhibit 10.6

ASHEVILLE SAVINGS BANK, S.S.B.

NONQUALIFIED PENSION PLAN

Amended and Restated Effective January 1, 2009

Asheville Savings Bank, S.S.B. (the “Employer”) hereby amends and restates the Asheville Savings Bank, S.S.B. Nonqualified Pension Plan for the benefit of its eligible employees on the terms and conditions described hereinafter.

ARTICLE 1

PREFACE

Section 1.1. Effective Date. The original effective date of the Plan is January 1. 1999. This amended and restated Plan is effective January 1, 2009.

Section 1.2. Purpose of the Plan. The Plan is intended to provide supplemental retirement benefits to a select group of management or highly compensated employees of the Employer.

Section 1.3. Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of North Carolina to the extent that such laws are not preempted by the laws of the United States of America.

Section 1.4. Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

Section 1.5. Severability. If any Plan provision is held invalid or illegal for any reason, such invalidity or illegality shall be construed and enforced as if such provision had never been included in the Plan without affecting any other provision of the Plan.

ARTICLE 2

DEFINITIONS

Except as otherwise provided in the Plan, the definitions set forth below shall have the same meanings wherever used in the Plan, unless the context clearly indicates otherwise.

Section 2.1. Accrued Benefit shall mean the amount determined under Section 3.1.

Section 2.2. Accrued Benefit Under The Qualified Plan for a Participant shall mean the “Accrued Benefit” earned as of the date of determination payable as of the “Normal Retirement Date” under the “Normal Form of Payment” as those terms are defined in the Qualified Plan. The Accrued Benefit Under The Qualified Plan for a Participant who has attained his or her Normal Retirement Age shall be the amount determined under the Delayed Retirement Provisions of the Qualified Plan

Section 2.3. Act shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any rules or regulations thereunder.

Section 2.4. Actuarial Equivalent shall mean equality in value of the amounts expected to be received under different forms of payment. Such equality in value shall be based on assumptions as to the occurrence of future events. The future events to be taken into account are mortality for Participants, mortality for Beneficiaries, and an interest discount for the time value of money. For this Plan, the actuarial assumptions are as follows:

(a)	Mortality assumption for payments to Participants: UP Mortality Table projected to 1984, adjusted for sixty percent (60%).

(b)	Mortality assumption for payments to Beneficiaries and survivors: UP Mortality Table projected to 1984, adjusted for forty percent (40%) female content.

(c)	Interest Assumption: 6 1/2%

Provided that, in no event shall the lump sum produced below be less than that produced using the assumptions above, effective January 1, 2008, for the purpose of determining the single lump sum value of a Participant’s Accrued Benefit, the actuarial assumptions used to determine the Actuarial Equivalent value of lump sum payments under Article 4 shall be the Applicable Mortality Table and the Applicable Interest Rate described as follows:

(a)	Applicable Mortality Table: The mortality table, modified as appropriate by the Secretary of the Treasury, based on the mortality table specified for the Plan Year under subparagraph (A) of Section 430(h)(3) of the Code (without regard to subparagraph (C) or (D) of such section).

(b)	Applicable Interest Rate: The adjusted first, second and third segment rates applied under rules similar to the rules of Section 430(h)(2)(C) of the Code for the month of November for the Plan Year next preceding the Plan Year in which the benefit is payable. For purposes of this Section, the adjusted first, second and third segment rates are the first, second and third segment rates which would be determined under Section 430(h)(2)(C) of the Code if:

(i)	Section 430(h)(2)(D) of the Code were applied by substituting the average yields for the month described in Section 430(h)(2)(D)(ii) of the Code for the average yields for the 24-month period described in such Section;

(ii)	Section 430(h)(2)(G)(i)(II) of the Code were applied by substituting “Section 417(e)(3)(A)(ii)(II)” for “Section 412(b)(5)(B)(ii)(10,” and

(iii)	The applicable percentage under Code Section 430(h)(2)(G) were determined in accordance with the following table:

In the case of Plan Years beginning in:	The applicable percentage is:

2008	20 percent
2009	40 percent
2010	60 percent
2011	80 percent

Section 2.5. Beneficiary shall mean for a Participant who is married on the date of his or her death before payments commenced, the Participant’s surviving spouse; and for a Participant who is not married on the date of his or her death before payments commenced, the Participant’s designated beneficiary. The designation of a non-spouse beneficiary shall in writing given to the Employer. In the absence of valid beneficiary designation, the non-spouse beneficiary shall be the Participant’s estate.

Section 2.6. Board shall mean the Board of Directors of Asheville Savings Bank, S.S.B.

Section 2.7. Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any rules or regulations thereunder.

Section 2.8. Employer shall mean Asheville Savings Bank, S.S.B.

Section 2.9. Nonqualified Plan Annuity Starting Date shall mean the first day following the Participant’s Separation from Service that a Participant is first eligible to begin receiving either Early Retirement, Normal Retirement, Disability Retirement, or Delayed Retirement benefits under the terms of the Qualified Plan as it is in effect on December 31, 2008 (whichever Retirement date is earlier and without regard to whether the Participant has elected Early Retirement under the Qualified Plan).

Section 2.10. Participant shall mean a select management or highly compensated employee whose benefit under the Qualified Plan would be reduced as a result of limitations on benefits and/or compensation under the Code. For the purpose of this Plan, “employee” shall mean a common law employee of the Employer.

Section 2.11. Plan shall mean the Asheville Savings Bank, S.S.B. Nonqualified Pension Plan, as it may be amended from time to time.

Section 2.12. Plan Year shall mean the calendar year.

Section 2.13. Qualified Plan shall mean the Pension Plan for the Employees of Asheville Savings Bank, S.S.B., as it may be amended from time to time.

Section 2.14. Separation From Service, or Separate From Service, shall mean termination of employment with the Employer. However, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the

Participant retains a right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated Participants have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other companies in the same line of business.

ARTICLE 3

Section 3.1. Accrued Benefit. A Participant shall be entitled to payment of his or her vested Accrued Benefit at the time and in the form as provided in Article 4. The Participant shall be vested in the Accrued Benefit as provided in Section 3.2. A Participant’s Accrued Benefit under this Plan shall be an amount equal to the difference between:

(a)	The Accrued Benefit under the Qualified Plan without regard to limits on compensation imposed by Code § 401(a)(17) or the limits on overall benefits imposed by Code § 415, and

(b)	The Accrued Benefit under the Qualified Plan.

Section 3.2. Vesting. A Participant shall be vested in his Accrued Benefit under the vesting schedule in the Qualified Plan.

ARTICLE 4

DISTRIBUTION OF BENEFITS

Section 4.1. Payment of Benefit. A Participant shall be paid his or her vested Accrued Benefit as follows:

(a)	Small Payments. If the Actuarial Equivalent of the vested Accrued Benefit on either the date that the Participant Separates from Service or on the Participant’s Nonqualified Plan Annuity Starting Date is not in excess of $5,000, an amount equal to the Actuarial Equivalent of the vested Accrued Benefit shall be paid to the Participant in a single lump sum payment as soon as practicable following such date, and such payment shall entirely meet the Plan’s obligations to the Participant.

(b)	Other Payments. If the Actuarial Equivalent of the vested Accrued Benefit when the Participant Separates From Service and on the Participant’s Nonqualified Plan

Annuity Starting Date is in excess of $5,000, the vested Accrued Benefit shall be paid to the Participant on his or her Nonqualified Plan Annuity Starting Date in the form of an annuity elected by the Participant as provided in Section 4.3.

Section 4.2. Preretirement Death Benefits. If a Participant dies before benefits have commenced under Section 4.1, the Participant’s Beneficiary shall be paid as follows:

(a)	Small Payments. If the Actuarial Equivalent of the vested Accrued Benefit when the Participant dies is not in excess of $5,000, an amount equal to the Actuarial Equivalent of the vested Accrued Benefit shall be paid to the Beneficiary in a single lump sum payment as soon as practicable following the Participant’s death, and such payment shall entirely meet the Plan’s obligations to the Participant and Beneficiary under the Plan.

(b)	Other Payments. If the Actuarial Equivalent of the vested Accrued Benefit when the Participant dies is in excess of $5,000, the Actuarial Equivalent of the vested Accrued Benefit shall be paid to the Beneficiary in the form of a single life annuity (based on the life of the Beneficiary) as described in Section 4.3 commencing as soon as possible following the Participant’s Nonqualified Plan Annuity Starting Date (determined as if the Participant had survived until that date).

Section 4.3. Annuity Payments.

(a)	Forms of Annuity Payment. The Participant shall make an election of the form of annuity payment from among those described here. Each form of annuity payment shall have a value that is the Actuarial Equivalent of the Accrued Benefit. The forms of annuity payment available for election shall include:

(i)	Life Annuity: An annuity payable in equal monthly installments during the Participant’s lifetime only, on the first (1st) day of each calendar month in which the Participant has lived the entire preceding month.

(ii)	Joint and Full Survivor Annuity: An annuity whereby a monthly installment shall be paid to the Participant during his lifetime and thereafter in the same monthly amount to the surviving Spouse during her lifetime, on the first (1st) day of each calendar month in which the Participant or his Spouse has lived the entire preceding month.

(iii)	Joint and 75% Survivor Annuity: An annuity, whereby a monthly installment shall be paid to the Participant during his lifetime and thereafter in 75% of such monthly amount to the surviving Spouse during her lifetime, on the first (1st) day of each calendar month in which the Participant or his Spouse has lived the entire preceding month.

(iv)	Joint and One-Half Survivor Annuity: An annuity, whereby a monthly installment shall be paid to the Participant during his lifetime and thereafter in one-half of such monthly amount to the surviving Spouse during her lifetime, on the first (1st) day of each calendar month in which the Participant or his Spouse has lived the entire preceding month.

(b)	Election Procedures. The Participant shall elect the form of annuity payment in writing on or before his or her Nonqualified Plan Annuity Starting Date, or as soon as practicable after the Participant’s Separation From Service, if later. The election shall be irrevocable once payments begin.

ARTICLE 5

FUNDING AND RIGHTS OF PARTICIPANTS

Section 5.1. Unfunded. The Plan is an unfunded, nonqualified plan. The benefits payable under the Plan shall be payable from the general assets of the Employer.

Section 5.2. Limitation on Rights of Participants and Beneficiaries. No Participant, surviving Spouse, Beneficiary or other person shall have any preferred claim on, or any beneficial ownership interest in, any asset of the Employer before the time that such assets are paid to the Participant, surviving Spouse, Beneficiary or other person as provided in Article 4. The right of a Participant, surviving Spouse, Beneficiary or other person to receive a benefit hereunder shall be an unsecured claim against the general assets of the Employer. Distribution in good faith of the Participant’s Accrued Benefit shall be considered a full and complete discharge of the Employer’s obligation under the Plan.

ARTICLE 6

MISCELLANEOUS

Section 6.1. Liability of Employer. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Employer and any employee, Participant, surviving Spouse, Beneficiary or other person. The Employer shall not be considered a trustee by reason of the Plan.

Section 6.2. Assignment and Alienation. No rights under this Plan may be assigned, transferred, alienated, pledged or encumbered by an employee, Participant, surviving Spouse, Beneficiary or other person.

Section 6.3. Tax Withholding. The Company shall withhold from payments under the Plan any federal, state or local taxes required to be withheld.

Section 6.4. Amendment or Termination. The Employer hereby reserves the right, by action of the Board, to amend or terminate the Plan at any time, provided that such amendment or termination shall not deprive a Participant of his or her vested Accrued Benefit determined as of the date of such amendment or termination, and provided further that such amendment or termination shall not accelerate or delay the timing of any payment as determined under the Plan in effect immediately before the amendment or termination except as may be allowed under the Treasury Regulations under Code section 409A.

Section 6.5. No Guarantee of Employment. Nothing in the Plan shall be construed as guaranteeing future employment to an employee or Participant. Unless otherwise provided in a separate agreement, an employee or Participant shall continue to be a common law employee of the Employer solely at the will of the Employer.

Section 6.6. Administration. The Employer shall be the plan administrator, as defined in the Act and shall have all discretionary authority necessary or appropriate to the administration of the Plan, including, but not by way of limitation, the discretionary authority:

(a)	to interpret the provisions of the Plan and to determine any questions arising under the Plan or in connection with the administration or operation hereof;

(b)	to determine all questions affecting the eligibility of any employee to be or become a Participant in the Plan;

(c)	to determine the Accrued Benefit of any Participant or any other sum payable to a Participant, surviving Spouse, Beneficiary or other person under the terms of the Plan; and

(d)	to establish rules and policies for the administration of the Plan and otherwise to control and manage the operation and administration of the Plan.

Section 6.7. Claims Submission and Review Procedure. If an employee, Participant, surviving Spouse, Beneficiary or other person (the “claimant”) believes that he is entitled to a benefit from the Plan, he shall file a written claim with the Employer. Any request for benefits under the Plan shall be treated as a claim under this Section.

(a)	Initial Claims Review. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of payment. If a claim for benefits is wholly or partially denied, the Employer shall provide the claimant with a written notice of such denial within 90 days after receipt of the claim by the Employer (or within an additional 90 days if special circumstances require an extension of time, and written notice of the extension is furnished to the claimant). Notice of a denial shall set forth the following information: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iv) an explanation that a full and fair review by the Employer of the decision denying the claim may be requested by the claimant or his authorized representative by filing a written request for such review with the Employer within 60 days after such notice has been received; and (v) if such request is so filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the same 60-day period specified in subsection (iv).

(b)

Claims Review Procedure. The decision of the Employer on review shall be made promptly and not later than 60 days after the Employer’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified, and a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall promptly be provided with, a copy of the decision. The decision shall be in writing and shall include specific reasons for the denial, shall include specific references to the pertinent Plan provisions on which the denial is based, and shall be written in a manner calculated to be understood by the claimant.

Section 6.8. Unclaimed Benefits. The Employer in its discretion may either hold any unclaimed benefit under the Plan or follow applicable law respect to such unclaimed benefits.

IN WITNESS WHEREOF, this amendment and restatement of the Asheville Savings Bank, S.S.B. Nonqualified Pension Plan is executed on behalf of the Employer, the 16th day of December, 2008.

ASHEVILLE SAVINGS BANK, S.S.B.

By:
Title:

2010 Amendment to the

Asheville Savings Bank, S.S.B. Nonqualified Pension Plan

Effective January 1, 2010

THIS 2010 AMENDMENT to the Asheville Savings Bank, S.S.B. Nonqualified Pension Plan (“Plan”) is effective January 1, 2010 and is intended to make certain technical changes as indicated by recent guidance under Section 409A of the Internal Revenue Code of 1986 (“Code”).

1.	Section 2.10. Separation From Service is amended to read in its entirety as follows:

Section 2.10. Separation From Service, or Separate From Service, shall mean termination of employment with the Employer. However, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain after a certain date (whether as an employee or an independent contractor). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated Participants have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other companies in the same line of business.

2.	A new Section 6.9. Compliance With Section 409A is added as follows:

Section 6.9. Compliance With Section 409A. The interpretation of Section 409A of the Code and its application to the terms of this Plan are uncertain and may be subject to change as additional guidance becomes available, and all benefits or payments provided by the Employer to Participants under this Plan that would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code, and the Plan shall be interpreted to the greatest possible extent to be in compliance with Section 409A of the Code and guidance thereunder.

IN WITNESS WHEREOF, this amendment is executed on behalf of Asheville Savings Bank, S.S.B., this the         day of                     , 2010.

ASHEVILLE SAVINGS BANK, S.S.B

By:

[CORPORATE SEAL]
ATTEST:

Secretary